Exhibit 7.12
INVESTMENT PROPERTY SECURITY AGREEMENT
(Amsdell and Amsdell)
     This Investment Property Security Agreement (this “Agreement”), is entered into as of the 27th day of September, 2007.
     Amsdell and Amsdell, an Ohio general partnership (hereinafter called “Debtor”), for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, pledges and assigns to The Huntington National Bank, for itself and as agent (hereinafter called “Creditor”) a security interest in the following shares of stock in U-Store-It Trust (the “Stock”) and securities account (the “Account”) held with USB Financial Services, Inc. (“Intermediary”), whether Debtor’s interest therein be now owned or existing or hereafter arising or acquired, together with all substitutions, replacements, exchanges, reissues and additions therefor or thereto:

Account Number	Name and Address
and Title	of Intermediary

Acct. Nos: LD 04207	Name: UBS Financial Services, Inc.
Name: Amsdell and Amsdell	Address: 1200 Harbour Boulevard, 10th Floor
1,147,648 shares of U-Store-It Trust, a	Weehawken, New Jersey 07086
Maryland real estate investment trust	Attn: Manager/SLG Group
as it exists on the date hereof and as it may be constituted in the future, and in
•	any free credit balance or other money, now or hereafter credited to, or owing from Intermediary to Debtor in respect of, the Account;

•	any securities (certificated or uncertificated), commodities contracts, instruments, documents, general intangibles, financial assets or other investment property arising in connection with, constituting a portion of, or distributed from the Account, now or in the future;

•	all books and records relating thereto;
(all of the foregoing may be referred to herein as the “Collateral”) on the following terms and subject to the following conditions:
Article 1. Other Credit Documents.
     Section 1.1. Draw Promissory Note. This Agreement is executed pursuant to a Draw Promissory Note from Debtor to Creditor dated December 7, 2006 (the “Note”). The Note and all amendments, modifications, supplements and restatements thereto from time to time are hereinafter referred to collectively as the “Loan Documents.”
Article 2. Security Interest.
     Section 2.1. Control Agreement. Simultaneously with the execution and delivery of this Agreement, Debtor, Creditor and Intermediary have executed and delivered the that certain Account Control Agreement of even date herewith (the “Control Agreement”) for the purpose of providing Creditor with control of the Account and Stock and perfecting the security interest granted by Debtor to Creditor herein. Debtor has caused to be delivered to the Intermediary the Stock.

     Section 2.2. Secured Obligations. The security interest hereby granted is to secure the prompt and full payment and complete performance of all Obligations of Debtor to Creditor. The word “Obligations” is used in its most comprehensive sense and includes, without limitation, all indebtedness, debts and liabilities (including principal, interest, late charges, collection costs, attorneys’ fees to the extent permitted by law and the like) of Debtor to Creditor, pursuant to the Note or with respect to any Rate Management Transaction (as defined in the Note), including but not limited to, the provisions of any ISDA Master Agreement entered into by Debtor and Creditor, or any of Creditor’s subsidiaries or affiliates, any Schedule attached thereto and all confirmations issued in connection therewith.
     The absence of any reference to this Agreement in any documents, instruments or agreements evidencing or relating to any Obligation secured hereby shall not limit or be construed to limit the scope or applicability of this Agreement.
     Section 2.3. Voting, Trading Rights, and Dividends. Without the prior written consent of Creditor, Debtor shall not make any trades in the Account. Provided that Creditor has not delivered a Notice of Exclusive Control (as that term is defined in the Control Agreement) to the Intermediary, Debtor may exercise any voting or consensual rights that it may have as to any of the Collateral for any purpose which is not inconsistent with this Agreement. If Creditor has provided to Intermediary a Notice of Exclusive Control, Creditor may exercise all voting or consensual rights as to any of the Collateral and Debtor shall deliver to Creditor all notices, proxy statements, proxies and other information and instruments relating to the exercise of such rights received by Debtor from the issuers of any of the Collateral promptly upon receipt thereof and shall at the request of Creditor execute and deliver to Creditor any proxies or other instruments which are, in the judgment of Creditor, necessary for Creditor to validly exercise such voting and consensual rights. As long as no Default has occurred and is continuing hereunder, Debtor may withdraw dividends and interest paid with respect to the Collateral.
     Section 2.4. Duty of Creditor. If Creditor takes possession of any of the Collateral, the duty of Creditor with respect to the Collateral shall be solely to use reasonable care in the physical custody thereof, and Creditor shall not be under any obligation to take any action with respect to any of the Collateral or to preserve rights against prior parties. The powers conferred on Creditor hereunder are solely to protect its interest in the Collateral and do not impose any duty upon it to exercise any such powers. Debtor is not looking to Creditor to provide it with investment advice. Creditor shall have no duty to ascertain or take any action with respect to calls, conversions, exchanges, maturities, tenders or other matters concerning any Collateral, whether or not Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve any rights pertaining to my Collateral.
     Section 2.5. Subsequent Changes Affecting Collateral. Debtor acknowledges that it has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, conversions, subscriptions, exchanges, reorganizations, dividends, tender offers, mergers, consolidations and shareholder meetings) and Debtor agrees that Creditor has no responsibility to inform Debtor of such matters or to take any action with respect thereto even if any of the Collateral has been registered in the name of Creditor or its agent or nominee.
     Section 2.6. Return of Collateral. Except as provided in the Consent Agreement, and except as otherwise provided herein, the security interest granted to Creditor hereunder shall not terminate and Creditor shall not be required to return the Collateral to Debtor or to terminate its security interest therein unless and until (a) the Obligations have been fully paid or performed, (b) all of Debtor’s obligations hereunder have been fully and indefeasibly paid or performed, (c) the obligations of all parties to the Loan Documents have been fulfilled, and (d) Debtor has reimbursed Creditor for any expenses of returning the Collateral and filing any termination statements and other instruments as are required to be filed in public offices under applicable laws.
     Section 2.7. Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor. To the extent Creditor becomes the registered Owner of the Collateral, the Creditor shall (i) report to the Internal Revenue Service all income, gains, losses and expenses associated with the Collateral and (ii) credit the Obligations by the amount of the value of the Collateral on the date Creditor becomes the registered owner of the Collateral.
Article 3. Representations and Warranties. Debtor hereby represents and warrants to Creditor as follows:
     Section 3.1. Enforceability. This Agreement and the Control Agreement have been duly executed and delivered by Debtor, constitute its valid and legally binding obligations and are enforceable in accordance with their respective terms against Debtor except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principle.
     Section 3.2. No Conflict. The execution, delivery and performance of this Agreement and the Control Agreement, the grant of the security interest in the Collateral hereunder and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, to the best of the undersigned’s reasonable and present knowledge, (a) violate any material law applicable to Debtor, (b) violate any judgment, writ, injunction or order of any court or governmental body or official applicable to Debtor, (c) violate or result in the breach of any material agreement to which Debtor is a party or by which any of its properties, including the Collateral, is bound; (d) conflict with, or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of, any lien upon any of the property of Debtor pursuant to, the provisions of the articles of incorporation or bylaws of Debtor; nor (e) violate any restriction on the transfer of any of the Collateral.
     Section 3.3. No Consents. No consent, approval, license, permit or other authorization of any third party (other than Intermediary) or any governmental body or officer is required for the valid and lawful execution and delivery of this Agreement and the Control Agreement, the creation and perfection of Creditor’s security interest in the Collateral, or the valid and lawful exercise by Creditor of remedies available to it under this Agreement, the Control Agreement or applicable law, or of the voting and other rights granted to it in this Agreement or the Control Agreement, except as may be required for the offer or sale of those items of Collateral which are securities under applicable securities laws.
     Section 3.4. Account. The securities entitlements credited to the Account are valid and genuine and Debtor has provided Creditor with a complete and accurate statement of the financial assets and the money credited to the Account as of the date hereof.
     Section 3.5. Security Interest. Debtor is the sole owner of the Collateral free and clear of all liens, encumbrances and adverse claims (other than those created by this Agreement), has the unrestricted right to grant the security interest provided for herein to Creditor and has granted to Creditor a valid and perfected first priority security interest in the Collateral free of all liens, encumbrances, transfer restrictions and adverse claims except for rights of the Intermediary under the Control Agreement.
     Section 3.6. Information. None of the information, documents, or financial statements which have been supplied by Debtor or its officers, agents or representatives to Creditor or any of its representatives in connection with the transactions contemplated by this Agreement or the Loan Documents contains any untrue statement of material fact or omits to state any material fact required to be stated hereby or thereby to make such statements not misleading.
Article 4. Covenants. Debtor hereby covenants and agrees with Creditor that Debtor shall:
     Section 4.1. Defend Title. Defend its title to the Collateral and the security interest of Creditor therein against the claims of any person claiming rights in the Collateral against or through Debtor and maintain and preserve such security interest so long as this Agreement shall remain in effect.
     Section 4.2. No Transfer. Not sell or offer to sell or otherwise transfer or encumber any portion of the Collateral.
     Section 4.3. Control and Customer Agreements. Neither attempt to modify nor attempt to terminate the Control Agreement or the customer agreement with Intermediary under which the Account was established.
     Section 4.4. Further Assurances.
     (a) At Debtor’s expense, do such further acts and execute and deliver such additional conveyances, certificates, instruments, legal opinions and other assurances as Creditor may at any time request or require to protect, assure or enforce its interests, rights and remedies under this Agreement.
     (b) Promptly deliver to Intermediary for credit to the Account any certificate or instrument constituting or representing any of the Collateral it may obtain possession from time to time, forthwith duly endorsed in blank without restriction.
     (c) Promptly deliver to Intermediary any endorsements or instruments which may be necessary or convenient to transfer any financial assets held by Intermediary, which are registered in the name of, payable to the order of, or specially endorsed to Debtor, to Intermediary or its securities intermediary or to one of their respective nominees.
     Section 4.5. Statements. Cause Intermediary to send to Creditor a complete and accurate copy of every statement, confirmation, notice or other communication concerning the Account that Intermediary sends to Debtor. All information furnished by Debtor concerning the Collateral or otherwise in connection with this Agreement, is or shall be at the time the same is furnished, accurate, correct and complete in all material respects.
Article 5. Default.
     Section 5.1. Events of Default. Any of the following shall constitute an event of default (a “Default”) hereunder.
     (a) If Debtor fails to pay or perform any of the Obligations when the same become due and payable or performable, as the case may be, beyond any applicable notice and cure periods; or
     (b) If any “Event of Default” under the Loan Documents; or
     (c) If Debtor fails to perform any obligation or violates any covenant contained in this Agreement or the Control Agreement other than those referred to in paragraph (a) above, and such failure or violation continues unremedied for a period of thirty (30) days after Creditor requests Debtor to remedy such failure or violation; or
     (d) If any representation or warranty made by Debtor in this Agreement, the Control Agreement or any information contained in any financial statement or other document delivered to Creditor by or on behalf of Debtor contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made.
If any of the foregoing events of default shall occur, Creditor shall have, in addition to any other remedies available to it under Section 5.2 below and under the law or any agreement, the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code of The State of Ohio (the “Uniform Commercial Code”).
     Section 5.2. Remedies. If a Default has occurred and is continuing:
     (a) Creditor may, in its discretion: (i) deliver a Notice of Exclusive Control under the Control Agreement to Intermediary, (ii) cause the Account to be reregistered in its sole name or transfer the Account to another broker/dealer in its sole name; (iii) remove any Collateral from the Account and register such Collateral in its name or in the name of its broker/dealer, agent or nominee or any of their nominees; (iv) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations, (v) exercise any voting, conversion, registration, purchase or other rights of a holder of any of the Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral for the purposes of Section 6.1 below; and (vi) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of such instruments.
     (b) If notice of the time and place of any public sale of the Collateral or the time after which any private sale or other intended disposition is required by the Uniform Commercial Code, Debtor acknowledges that five (5) days advance notice thereof will be a reasonable notice. Creditor shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Creditor may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (c) If, under the Uniform Commercial Code, Creditor may purchase any part of the Collateral, it may in payment of any part of the purchase price thereof, cancel any part of the Obligations.
     (d) If any of the Collateral is sold on credit or for future delivery, it need not be retained by Creditor until the purchase price is paid and Creditor shall incur no liability if the purchaser fails to take up or pay for such Collateral. In case of any such failure, such Collateral may be sold again.
     (e) Debtor shall execute and deliver to the purchasers of the Collateral all instruments and other documents necessary or proper to sell, convey, and transfer title to such Collateral and, if approval of any sale of Collateral by any governmental body or officer is required, Debtor shall prepare or cooperate fully in the preparation of and cause to be filed with such governmental body or officer all necessary or proper applications, reports, and forms and do all other things necessary or proper to expeditiously obtain such approval.
     (f) Any cash held by Creditor as Collateral and all cash proceeds of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied (after payment of any amounts payable to Creditor pursuant to Article 6 below) in whole or in part against, all or any part of the

Obligations in such order as Creditor may elect. Any surplus of such cash or cash proceeds held by Creditor and remaining after payment in full of all of Creditor’s expenses hereunder and the Obligations shall be paid over to Debtor or to whomever may be lawfully entitled to receive such surplus.
     Section 5.3. Appointment of Creditor as Agent. In the event of an uncured Default, Debtor hereby irrevocably appoints and constitutes Creditor, its successors and assigns, and any officer or agent thereof, with full power of substitution, as Debtor’s true and lawful agent and attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in Creditor’s own name, from time to time in Creditor’s discretion for the purpose of carrying out the provisions of this Agreement and taking any action or executing any instrument that Creditor considers necessary or convenient for such purpose, including the power to endorse and deliver checks, notes and other instruments for the payment of money in the name of and on behalf of Debtor, to endorse and deliver in the name of and on behalf of Debtor securities certificates and execute and deliver in the name of and on behalf of Debtor instructions to the issuers of uncertificated securities, and to execute and file in the name of and on behalf of Debtor financing statements (which may be photocopies of this Agreement) and continuations and amendments to financing agreements in the State of Ohio or elsewhere and Forms 4, 5, 144 and Schedules 13D and 13G with the United States Securities and Exchange Commission. This appointment and power of attorney is a power coupled with an interest and is irrevocable and will not be affected by the bankruptcy of Debtor or by the lapse of time. If Debtor fails to perform any act required by this Agreement, Creditor may perform such act in the name of and on behalf of Debtor and at its expense which shall be chargeable to Debtor under Article 6 below. Debtor hereby consents and agrees that the issuers of, or obligors with respect to, the Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of Creditor to effect any transfer pursuant to this Agreement and the authority granted to Creditor herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Debtor, or any other person, to any of such issuers, obligors, registrars, transfer agents, or trustees.
     Section 5.4. Impact of Regulations. In the event of an uncured Default, Debtor acknowledges that compliance with the Securities Act of 1933 and the rules and regulations thereunder and any relevant state securities laws and other applicable laws may impose limitations on the right of Creditor to sell or otherwise dispose of securities included in the Collateral. For this reason, Debtor hereby authorizes Creditor to sell any securities included in the Collateral in such manner and to such persons as would, in the judgment of Creditor, help to ensure that the transfer of such securities will be given prompt and effective approval by any relevant regulatory authorities and will not require any of the securities to be registered or qualified under any applicable securities laws. Debtor understands that a sale under the foregoing circumstances may yield a substantially lower price for such Collateral than would otherwise be obtainable if the same were registered and sold in the open market, and Debtor shall not attempt to hold Creditor responsible for selling any of the Collateral at an inadequate price even if Creditor accepts the first offer received or if only one possible purchaser appears or bids at any such sale. If Creditor shall sell any securities included in the Collateral at such sale, Creditor shall have the right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion. Debtor hereby assigns to Creditor any registration rights or similar rights Debtor may have from time to time with respect to any of the Collateral.
Article 6. Expenses.
     Section 5.1. Payment. Debtor agrees that it will forthwith upon demand pay to Creditor:
     (a) the amount of any taxes which Creditor may have been required to pay by reason of holding the Collateral or to free any of the Collateral from any lien encumbrance or adverse claim thereon, and

     (b) the amount of any and all reasonable out-of-pocket expenses, including the fees and disbursements of counsel and of any brokers, investment brokers, appraisers or other experts, that Creditor may incur in connection with (i) the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of Creditor’s security interest therein, (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by Creditor of any of the rights conferred upon it hereunder, or (iv) any action or proceeding to enforce its rights under this Agreement or in pursuit of any non-judicial remedy hereunder, including the sale of the Collateral.
Any such amount not paid on demand shall bear interest (computed on the basis of the number of days elapsed over a year of three hundred sixty (360) days) at a rate per annum equal to Creditor’s Prime Commercial Rate plus three (3) percentage points. As used herein, “Prime Commercial Rate” shall mean the rate established by Creditor from time to time based on its consideration of economic, money market, business and competitive factors. The Prime Commercial Rate is not necessarily Creditor’s most favored rate.
     Section 6.2. Indemnity. Debtor shall indemnify Creditor and its directors, officers, employees, agents and attorneys against, and hold them harmless from, any liability, cost or expense, including the fees and disbursements of their legal counsel, incurred by any of them under the corporate or securities laws applicable to holding or selling any of the Collateral, except for liability, cost or expense arising out of the gross negligence or willful misconduct of the indemnified parties.
     Section 6.3. Discharge of Liens. At its option, Creditor may pay and discharge taxes, liens, security interests or other encumbrances on the Collateral. Debtor agrees to reimburse Creditor under Section 6.1 above for any payment made or any expense incurred including reasonable attorneys’ fees) by Creditor pursuant to the foregoing authorization.
Article 7. Miscellaneous.
     Section 7.1. This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement
     Section 7.2. Non-Waiver. Neither the failure of nor any delay by any party to this Agreement to enforce any right hereunder or to demand compliance with its terms is a waiver of any right hereunder. No action taken pursuant to this Agreement on one or more occasions is a waiver of my right hereunder or constitutes a course of dealing that modifies this Agreement.
     Section 7.3. Waivers. No waiver of any right or remedy under this Agreement shall be binding on any party unless it is in writing and is signed by the party to be charged. No such waiver of any right or remedy under any term of this Agreement shall in any event be deemed to apply to any subsequent default under the same or any other term contained herein.
     Section 7.4. Amendments. No amendment, modification or termination of this Agreement shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

     Section 7.5 Severability. If any term of provision forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.
     Section 7.6. Successors. The terms of this Agreement shall be binding upon Debtor, its successors and assigns, and shall inure to the benefit of Creditor, its successors and assigns and any holder, owner or assignee of any rights in any of the Loan Documents and will be enforceable by them as their interest may appear.
     Section 7.7. Third Parties. Except as set forth in Section 7.13, nothing herein expressed or implied is intended or shall be construed to give any person other than the parties hereto any rights or remedies under this Agreement.
     Section 7.8. Joint Preparation. This Agreement shall be deemed to have been prepared jointly by the parties hereto. Any ambiguity herein shall not be interpreted against any party hereto and shall be interpreted as if each of the parties hereto had prepared this Agreement.
     Section 7.9. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular, words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.
     Section 7.10. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be given in the manner set forth in the Loan Documents.
     Section 7.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.
     Section 7.12. Legal Matters.
     (a) Choice of Law. The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State of Ohio which are applicable to agreements which are negotiated, executed, delivered and performed solely in the State of Ohio.
     (b) Jurisdiction, Venue, Service of Process. The State and Federal District Courts located in Cuyahoga County, State of Ohio shall have exclusive jurisdiction and venue of any action or proceeding arising out of or related to the negotiation, execution, delivery, performance, breach or enforcement of this Agreement or any other agreement, document or instrument negotiated, executed, delivered, entered into or performed in connection with this Agreement or any of the transactions contemplated hereby or thereby; any waiver, modification, amendment or termination hereof or thereof or any action taken or omission made by Debtor or Creditor or any of their respective directors, officers, employees, agents or attorneys in connection with the payment, performance, exercise or enforcement of any right, duty or obligation created or implied hereby or thereby or arising hereunder or thereunder, regardless of whether any claim, counterclaim or defense in any such action, suit or proceeding is characterized as arising out of fraud, negligence, recklessness, intentional misconduct, a breach of contract or fiduciary duty, or violation of a statute, law, ordinance, and or regulation. The parties hereto hereby irrevocably consent to the personal jurisdiction of such courts, to such venue and to the service of process in the manner provided for the giving of notices in this Agreement. The parties hereto hereby waive all objections to such jurisdiction and venue including those which might be based upon inconvenience or the nature of the forum.
     (c) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
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     IN WITNESS WHEREOF, Debtor has signed this Investment Property Security Agreement as of the date first set forth above.

DEBTOR: Amsdell and Amsdell, an Ohio general partnership
By:	/s/ Robert J. Amsdell
Robert J. Amsdell, its general partner

By:	/s/ Barry Amsdell
Barry Amsdell, its general partner

Accepted as of this 27th day of September, 2007.

CREDITOR: The Huntington National Bank

/s/ Ryan J. Terreno

By:	Ryan J. Terreno
Its:	V.P.